                                 CITADEL VILLAGE
                               913 N. CHELTON RD.
                           COLORADO SPRINGS, COLORADO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 15, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  CITADEL VILLAGE
     913 N. CHELTON RD.
     COLORADO SPRINGS, EL PASO COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 122 units with a total of 110,125 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 9.28 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 62% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 15, 2003 is:

                                  ($5,500,000)

                      Respectfully submitted,
                      AMERICAN APPRAISAL ASSOCIATES, INC.

                      -s- Douglas Needham
June 28, 2003         Douglas Needham, MAI
#053272               Managing Principal, Real Estate Group
                      Colorado State Certified General Real Estate Appraiser
                        #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................   4
Introduction ..............................................................   9
Area Analysis .............................................................  11
Market Analysis ...........................................................  14
Site Analysis .............................................................  16
Improvement Analysis ......................................................  16
Highest and Best Use ......................................................  17

                                    VALUATION

Valuation Procedure .......................................................  18
Sales Comparison Approach .................................................  20
Income Capitalization Approach ............................................  26
Reconciliation and Conclusion .............................................  38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Citadel Village
LOCATION:                       913 N. Chelton Rd.
                                Colorado Springs, Colorado

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple Estate

DATE OF VALUE:                  May 15, 2003
DATE OF REPORT:                 June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
   Size:                        9.28 acres, or 404,237 square feet
   Assessor Parcel No.:         7412200058
   Floodplain:                  Community Panel No. 08041C0732F (March 17, 1997)
                                Flood Zone X, an area outside the floodplain.
   Zoning:                      PUD (Planned Unit Development)

BUILDING:
   No. of Units:                122 Units
   Total NRA:                   110,125 Square Feet
   Average Unit Size:           903 Square Feet
   Apartment Density:           13.1 units per acre
   Year Built:                  1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                     Market Rent
                           Square  ----------------   Monthly    Annual
       Unit Type            Feet   Per Unit  Per SF   Income     Income
-----------------------    ------  --------  ------  --------  ----------
1Br/1Ba - Jr. 1 Bedroom       520   $  500   $ 0.96  $  4,500  $   54,000
1Br/1Ba                       675   $  600   $ 0.89  $ 30,600  $  367,200
2Br/1Ba                       860   $  720   $ 0.84  $ 23,040  $  276,480
3Br/2 1/2Ba - Townhouse     1,450   $1,020   $ 0.70  $ 18,360  $  220,320
3Br/2 1/2Ba - Sp.           1,450   $1,030   $ 0.71  $ 12,360  $  148,320
                                             Total   $ 88,860  $1,066,320

OCCUPANCY:                 62%
ECONOMIC LIFE:             45 Years
EFFECTIVE AGE:             23 Years
REMAINING ECONOMIC LIFE:   22 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                [PICTURE]                            [PICTURE]

      EXTERIOR - APARTMENT BUILDING        EXTERIOR - OFFICE & LANDSCAPE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

        As Vacant:             Hold for future multi-family development
        As Improved:           Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                        Amount               $/Unit
                                        ------               ------
DIRECT CAPITALIZATION

Potential Rental Income                 $1,066,320           $8,740
Effective Gross Income                  $982,757             $8,055
Operating Expenses                      $428,558             $3,513          43.6% of EGI
Net Operating Income:                   $529,799             $4,343

Capitalization Rate                     8.75%
DIRECT CAPITALIZATION VALUE             $5,600,000 *         $45,902 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                          10 years
2002 Economic Vacancy                   17%
Stabilized Vacancy & Collection Loss:   13.5%
Lease-up / Stabilization Period         20 months
Terminal Capitalization Rate            9.25%
Discount Rate                           11.25%
Selling Costs                           2.00%
Growth Rates:
   Income                               3.00%
   Expenses:                            3.00%
DISCOUNTED CASH FLOW VALUE              $5,300,000 *         $43,443 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $5,400,000           $44,262 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)   $38,889 to $85,514
   Range of Sales $/Unit (Adjusted)     $46,375 to $51,667
VALUE INDICATION - PRICE PER UNIT       $5,600,000 *         $45,902 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales   6.23 to 8.50
   Selected EGIM for Subject            6.30
   Subject's Projected EGI              $982,757
EGIM ANALYSIS CONCLUSION                $5,700,000 *         $46,721 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $5,800,000 *         $47,541 / UNIT

RECONCILED SALES COMPARISON VALUE       $5,700,000           $46,721 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                         $5,600,000
   NOI Per Unit                           $5,800,000
   EGIM Multiplier                        $5,700,000
INDICATED VALUE BY SALES COMPARISON       $5,700,000   $46,721 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:          $5,600,000
   Discounted Cash Flow Method:           $5,300,000
INDICATED VALUE BY THE INCOME APPROACH    $5,400,000   $44,262 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:      $5,500,000   $45,082 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 913 N. Chelton Rd., Colorado Springs, El Paso County, Colorado. Colorado Springs identifies it as 7412200058.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 15, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 15, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

          "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:        6 to 12 months
  EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP/IV Associates, Ltd.. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Colorado Springs, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Academy Boulevard
West  - North Circle Drive
South - East Platte Ave
North - Palmer Park Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include Agilent Technologies, WorldCom, and the United States Air Force. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                           NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                              ----------------------------------------
CATEGORY                      1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS    MSA
---------------------------   ------------  ------------  ------------  --------
POPULATION TRENDS
Current Population                16,103       117,646       258,206     538,844
5-Year Population                 16,564       122,848       273,246     595,713
% Change CY-5Y                       2.9%          4.4%          5.8%       10.6%
Annual Change CY-5Y                  0.6%          0.9%          1.2%        2.1%

HOUSEHOLDS
Current Households                 6,894        48,797       103,391     201,086
5-Year Projected Households        7,127        51,223       110,061     223,226
% Change CY - 5Y                     3.4%          5.0%          6.5%       11.0%
Annual Change CY-5Y                  0.7%          1.0%          1.3%        2.2%

INCOME TRENDS
Median Household Income         $ 27,748      $ 33,960      $ 37,185    $ 50,108
Per Capita Income               $ 16,410      $ 18,644      $ 19,447    $ 22,841
Average Household Income        $ 38,301      $ 45,068      $ 48,769    $ 61,206

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                              ----------------------------------------
CATEGORY                      1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS    MSA
---------------------------   ------------  ------------  ------------  --------
HOUSING TRENDS
% of Households Renting          52.18%         42.31%       38.63%      31.26%
5-Year Projected % Renting       52.19%         41.44%       37.09%      29.31%

% of Households Owning           35.34%         46.42%       50.90%      59.98%
5-Year Projected % Owning        35.79%         47.64%       52.85%      62.54%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Single-family residential
South - Citadel shopping mall
East  - Vacant large retail store
West  - Single-family residential

CONCLUSIONS

The subject is well located within the city of Colorado Springs. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Colorado Springs in El Paso County. The overall pace of development in the subject's market is more or less decreasing. Over the last several years there has been ongoing construction in northern Colorado Springs. The Austin Bluffs Apartment project, located on Whetstone Drive, is currently under construction and about 65% complete. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period    Region  Submarket
------    ------  ---------
1999       5.1%     5.4%
2000       3.1%     2.8%
2001       8.9%     4.7%
2002       8.2%     8.2%

{Source: Hendricks & Partners Apartment Update: Rocky Mountain Region}

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Due to the large number of military personnel recently deployed, the Colorado Springs apartment market has suffered over the last several months. The local market, especially in the south end of town, will grow with the return of the personnel.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period    Region  % Change  Submarket  % Change
------    ------  --------  ---------  --------
2001      $  693       -     $  637         -
2002      $  642    -7.4%    $  559     -12.2%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                             COMPETITIVE PROPERTIES

  No.            Property Name         Units  Ocpy.  Year Built           Proximity to subject
-------  ----------------------------  -----  -----  ----------   ------------------------------------
  R-1    Dove Tree                      N/A    88%      1980      Approx. 1 mile southeast of subject
  R-2    Tanager Meadows                N/A    79%      1980      Approx. 2 1/2 miles south of subject
  R-3    Parkside                       268    90%      1984      1 mile southwest of subject
  R-4    The Willows at Printers Park   220    87%      2000      2 miles east of subject
  R-5    Courtyard Estates              176    88%      1975      Approx. 1 mile southeast of subject
Subject  Citadel Village                122    62%      1974

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   9.28 acres, or 404,237 square feet
  Shape                       Irregular
  Topography                  Rolling
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           08041C0732F, dated March 17, 1997
    Flood Zone                Zone X
  Zoning                      PUD, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                   ASSESSED VALUE - 2002
                ----------------------------  TAX RATE/  PROPERTY
PARCEL NUMBER    LAND    BUILDING    TOTAL    MILL RATE   TAXES
-------------   -------  --------  ---------  ---------  --------
7412200058      $80,440  $245,910  $ 326,350  $  0.0654  $ 21,342

IMPROVEMENT ANALYSIS

  Year Built           1974
  Number of Units      122
  Net Rentable Area    110,125 Square Feet
  Construction:
    Foundation         Reinforced concrete slab
    Frame              Heavy or light wood
    Exterior Walls     Stucco wall
    Roof               Composition shingle over a wood truss structure
  Project Amenities    Amenities at the subject include a swimming pool, sand
                       volleyball, gym room, inline skating area, laundry room,
                       and parking area.
  Unit Amenities       Individual unit amenities include a balcony, fireplace,
                       cable TV connection, and washer dryer connection.
                       Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

Unit Mix:

                                           Unit Area
       Unit Type          Number of Units  (Sq. Ft.)
-----------------------   ---------------  ---------
1Br/1Ba - Jr. 1 Bedroom         9              520
1Br/1Ba                        51              675
2Br/1Ba                        32              860
3Br/2 1/2Ba - Townhouse        18            1,450
3Br/2 1/2Ba - Sp.              12            1,450

Overall Condition         Average
Effective Age             23 years
Economic Life             45 years
Remaining Economic Life   22 years
Deferred Maintenance      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 122-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                            COMPARABLE                          COMPARABLE
         DESCRIPTION                            SUBJECT                       I - 1                                I - 2
--------------------------------   -------------------------------   ---------------------------    --------------------------------
  Property Name                    Citadel Village                   Cedar Crest                    Colony Hills

LOCATION:
  Address                          913 N. Chelton Rd.                2010 Carmel Drive              3950 Patrick Drive

  City, State                      Colorado Springs,Colorado         Colorado Springs, Colorado     Colorado Springs, Colorado
  County                           El Paso County                    El Paso County                 El Paso County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           110,125                           61,104                         216,000
  Year Built                       1974                              1968                           1985
  Number of Units                  122                               78                             216
  Unit Mix:                                Type            Total       Type            Total         Type                  Total
                                   1Br/1Ba - Jr. 1 Bedroom  9        1Br/1Ba            18          2Br/1Ba                 216
                                   1Br/1Ba                  51       2Br/1Ba            60
                                   2Br/1Ba                  32
                                   3Br/2 1/2Ba - Townhouse  18
                                   3Br/2 1/2Ba - Sp.Town    12

  Average Unit Size (SF)           903                               783                            1,000
  Land Area (Acre)                 9.2800                            1.6000                         6.6700
  Density (Units/Acre)             13.1                              48.8                           32.4
  Parking Ratio (Spaces/Unit)      2.05                              1.05                           1.62
  Parking Type (Gr., Cov., etc.)   Open                              Open                           Some covered
CONDITION:                         0                                 Fair                           Good
APPEAL:                            0                                 Fair                           Good
AMENITIES:
  Pool/Spa                         Yes/No                                                           Yes/Yes
  Gym Room                         Yes                                                              No
  Laundry Room                     Yes                                                              No
  Secured Parking                  No                                                               No
  Sport Courts                     No                                                               No

OCCUPANCY:                         62%                               95%                            93%
TRANSACTION DATA:
  Sale Date                                                          January, 2003                  July, 2001
  Sale Price ($)                                                     $3,220,000                     $10,500,000
  Grantor                                                            Cedar Creek Investments, LLC   Bigelow Colorado II, LLC

  Grantee                                                            Stanley & Robin Douglas        Colony Hills Colorado Springs
                                                                                                    Apts, LLC
  Sale Documentation                                                 11028                          101636
  Verification                                                       Buyer's Broker                 Christina Soliz (Broker)
  Telephone Number                                                   303-607-9001                   602-912-1700
ESTIMATED PRO-FORMA:                                                  Total $   $/Unit  $/SF         Total $     $/Unit    $/SF
  Potential Gross Income                                             $536,160   $6,874  $8.77       $1,811,808   $8,388    $8.39
  Vacancy/Credit Loss                                                $ 26,808   $  344  $0.44       $  126,827   $  587    $0.59
  Effective Gross Income                                             $509,352   $6,530  $8.34       $1,684,981   $7,801    $7.80
  Operating Expenses                                                 $203,741   $2,612  $3.33       $  815,269   $3,774    $3.77
  Net Operating Income                                               $305,611   $3,918  $5.00       $  815,712   $3,776    $3.78
NOTES:

  PRICE PER UNIT                                                                $41,282                          $48,611
  PRICE PER SQUARE FOOT                                                         $ 52.70                          $ 48.61
  EXPENSE RATIO                                                                    40.0%                            48.4%
  EGIM                                                                             6.32                             6.23
  OVERALL CAP RATE                                                                 9.49%                           7.77%
  Cap Rate based on Pro Forma or Actual Income?                                PRO FORMA                       PRO FORMA

                                                COMPARABLE                      COMPARABLE                    COMPARABLE
         DESCRIPTION                              I - 3                            I - 4                         I - 5
--------------------------------   --------------------------------  -------------------------------  ------------------------------
  Property Name                    Park Meadows                      Cheyenne Creek                   Dakota

LOCATION:
  Address                          970 Mount Werner Circle           115 W Cheyenne Road              1224 Delaware Drive

  City, State                      Colorado Springs, Colorado        Colorado Springs, Colorado       Colorado Springs, Colorado
  County                           El Paso County                    El Paso County                   El Paso County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           47,179                            107,261                          37,332
  Year Built                       1984                              1985                             1969
  Number of Units                  60                                107                              54
  Unit Mix:                         Type                Total           Type             Total          Type                 Total
                                   2Br/1Ba                60         1Bd Den/1Ba           34         1Br/1Ba                  36
                                                                     2Bd/2Ba               73         2Br/1Ba                  18




  Average Unit Size (SF)           786                               1,002                            691
  Land Area (Acre)                 4.0200                            4.4010                           2.2100
  Density (Units/Acre)             14.9                              24.3                             24.4
  Parking Ratio (Spaces/Unit)      2.00                              1.75                             1.50
  Parking Type (Gr., Cov., etc.)   Open                              107 covered                      Open
CONDITION:                         Average                           Very Good                        Fair
APPEAL:                            Average                           Very Good                        Fair
AMENITIES:
  Pool/Spa
  Gym Room
  Laundry Room
  Secured Parking
  Sport Courts

OCCUPANCY:                         90%                               94%                              85%
TRANSACTION DATA:
  Sale Date                        April, 2002                       June, 2002                       September, 2002
  Sale Price ($)                   $3,100,000                        $9,150,000                       $2,100,000
  Grantor                          Park Meadows Apartments,          115 West Cheyenne Road, LLC      Raymond Maier
                                   LLC
  Grantee                          Park Meadows Affordable           BP Cheyenne Creek Apts, LLC      Two South Mosier, LLC
                                   Housing, LLC
  Sale Documentation               55416                             2100444                          163709
  Verification                     Buyer                             CoStar Realty Information        Public Records
  Telephone Number                 719-447-9300                      800-204-5960
ESTIMATED PRO-FORMA:               Total $         $/Unit    $/SF     Total $     $/Unit     $/SF     Total $      $/Unit    $/SF
  Potential Gross Income           $405,000       $ 6,750    $8.58   $1,239,540  $11,584    $11.56    $345,960    $ 6,407    $9.27
  Vacancy/Credit Loss              $40,500        $   675    $0.86   $   74,372  $   695    $ 0.69    $ 51,894    $   961    $1.39
  Effective Gross Income           $364,500       $ 6,075    $7.73   $1,165,168  $10,889    $10.86    $294,066    $ 5,446    $7.88
  Operating Expenses               $135,011       $ 2,250    $2.86   $  407,809  $ 3,811    $ 3.80    $117,626    $ 2,178    $3.15
  Net Operating Income             $229,489       $ 3,825    $4.86   $  757,359  $ 7,078    $ 7.06    $176,440    $ 3,267    $4.73
NOTES:

  PRICE PER UNIT                                  $51,667                        $85,514                          $38,889
  PRICE PER SQUARE FOOT                           $ 65.71                        $ 85.31                          $ 56.25
  EXPENSE RATIO                                      37.0%                          35.0%                            40.0%
  EGIM                                               8.50                           7.85                             7.14
  OVERALL CAP RATE                                   7.40%                          8.28%                            8.40%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                      PRO FORMA                        PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $38,889 to $85,514 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $46,375 to $51,667 per unit with a mean or average adjusted price of $49,446 per unit. The median adjusted price is $50,556 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $5,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

SALES ADJUSTMENT GRID

                                                                            COMPARABLE                      COMPARABLE
          DESCRIPTION                            SUBJECT                      I - 1                           I - 2
-----------------------------------    --------------------------   ----------------------------    --------------------------
  Property Name                        Citadel Village              Cedar Crest                     Colony Hills

  Address                              913 N. Chelton Rd.           2010 Carmel Drive               3950 Patrick Drive

  City                                 Colorado Springs, Colorado   Colorado Springs, Colorado      Colorado Springs, Colorado
  Sale Date                                                         January, 2003                   July, 2001
  Sale Price ($)                                                    $3,220,000                      $10,500,000
  Net Rentable Area (SF)               110,125                      61,104                          216,000
  Number of Units                      122                          78                              216
  Price Per Unit                                                    $41,282                         $48,611
  Year Built                           1974                         1968                            1985
  Land Area (Acre)                     9.2800                       1.6000                          6.6700
VALUE ADJUSTMENTS                           DESCRIPTION                 DESCRIPTION      ADJ.          DESCRIPTION       ADJ.
  Property Rights Conveyed             Fee Simple Estate            Fee Simple Estate     0%        Fee Simple Estate     0%
  Financing                                                         Cash To Seller        0%        Cash To Seller        0%
  Conditions of Sale                                                Arm's Length          0%        Arm's Length          0%
  Date of Sale (Time)                                               01-2003               0%        07-2001               6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                         $41,282                         $51,528
  Location                                                          Inferior              5%        Inferior              5%
  Number of Units                      122                          78                    0%        216                   0%
  Quality / Appeal                     Good                         Inferior              5%        Superior            -10%
  Age / Condition                      1974                         1968 / Fair           5%        1985 / Good          -5%
  Occupancy at Sale                    62%                          95%                   0%        93%                   0%
  Amenities                            Good                         Inferior             10%        Comparable            0%
  Average Unit Size (SF)               903                          783                   0%        1,000                 0%
PHYSICAL ADJUSTMENT                                                                      25%                            -10%
FINAL ADJUSTED VALUE ($/UNIT)                                               $51,603                         $46,375

                                                COMPARABLE                    COMPARABLE                    COMPARABLE
          DESCRIPTION                             I - 3                         I - 4                         I - 5
-----------------------------------    --------------------------    --------------------------    --------------------------
  Property Name                        Park Meadows                  Cheyenne Creek                Dakota

  Address                              970 Mount Werner Circle       115 W Cheyenne Road           1224 Delaware Drive

  City                                 Colorado Springs, Colorado    Colorado Springs, Colorado    Colorado Springs, Colorado
  Sale Date                            April, 2002                   June, 2002                    September, 2002
  Sale Price ($)                       $3,100,000                    $9,150,000                    $2,100,000
  Net Rentable Area (SF)               47,179                        107,261                       37,332
  Number of Units                      60                            107                           54
  Price Per Unit                       $51,667                       $85,514                       $38,889
  Year Built                           1984                          1985                          1969
  Land Area (Acre)                     4.0200                        4.4010                        2.2100
VALUE ADJUSTMENTS                        DESCRIPTION        ADJ.       DESCRIPTION        ADJ.       DESCRIPTION        ADJ.
  Property Rights Conveyed             Fee Simple Estate     0%      Fee Simple Estate     0%      Fee Simple Estate     0%
  Financing                            Cash To Seller        0%      Cash To Seller        0%      Cash To Seller        0%
  Conditions of Sale                   Arm's Length          0%      Arm's Length          0%      Arm's Length          0%
  Date of Sale (Time)                  04-2002               0%      06-2002               0%      09-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $51,667                       $85,514                       $38,889
  Location                             Comparable            0%      Superior            -10%      Comparable            0%
  Number of Units                      60                    5%      107                   0%      54                    5%
  Quality / Appeal                     Superior            -10%      Superior            -20%      Comparable            0%
  Age / Condition                      1984 / Average        0%      1985 / Very Good    -10%      1969 / Fair          10%
  Occupancy at Sale                    90%                   0%      94%                   0%      85%                   0%
  Amenities                            Inferior              5%      Comparable            0%      Inferior             10%
  Average Unit Size (SF)               786                   0%      1,002                -5%      691                   5%
PHYSICAL ADJUSTMENT                                          0%                          -45%                           30%
FINAL ADJUSTED VALUE ($/UNIT)                  $51,667                       $47,033                       $50,556

SUMMARY

VALUE RANGE (PER UNIT)                     $46,375        TO       $   51,667
MEAN (PER UNIT)                            $49,446
MEDIAN (PER UNIT)                          $50,556
VALUE CONCLUSION (PER UNIT)                $50,000

VALUE OF IMPROVEMENT & MAIN SITE                                   $6,100,000
  LESS: LEASE-UP COST                                             -$  205,000
  PV OF CONCESSIONS                                               -$  253,000
VALUE INDICATED BY SALES COMPARISON APPROACH                       $5,642,000
ROUNDED                                                            $5,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                            NOI PER UNIT COMPARISON

                   SALE PRICE                 NOI/       SUBJECT NOI
COMPARABLE  NO. OF -----------            -----------   --------------   ADJUSTMENT     INDICATED
   NO.      UNITS  PRICE/UNIT     OAR       NOI/UNIT    SUBJ. NOI/UNIT     FACTOR       VALUE/UNIT
----------  -----  -----------   ------   -----------   --------------   -----------   -----------
  I-1         78   $ 3,220,000    9.49%   $   305,611     $   529,799       1.108      $    45,755
                   $    41,282            $     3,918     $     4,343
  I-2        216   $10,500,000    7.77%   $   815,712     $   529,799       1.150      $    55,899
                   $    48,611            $     3,776     $     4,343
  I-3         60   $ 3,100,000    7.40%   $   229,489     $   529,799       1.135      $    58,661
                   $    51,667            $     3,825     $     4,343
  I-4        107   $ 9,150,000    8.28%   $   757,359     $   529,799       0.614      $    52,465
                   $    85,514            $     7,078     $     4,343
  I-5         54   $ 2,100,000    8.40%   $   176,440     $   529,799       1.329      $    51,686
                   $    38,889            $     3,267     $     4,343

                                   PRICE/UNIT

  Low           High          Average       Median
$45,755        $58,661        $52,893      $52,465

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit               $   51,500
Number of Units                               122

Value                                  $6,283,000
  Less: Lease-Up Cost                 -$  205,000
  PV of Concessions                   -$  253,000
                                      -----------
Value Based on NOI Analysis            $5,825,000
                              Rounded  $5,800,000

The adjusted sales indicate a range of value between $45,755 and $58,661 per unit, with an average of $52,893 per unit. Based on the subject's competitive position within the improved sales, a value of $51,500 per unit is estimated. This indicates an "as is" market value of $5,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE   NO. OF  -----------    EFFECTIVE    OPERATING             SUBJECT
   NO.       UNITS   PRICE/UNIT    GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
----------   ------  -----------   ------------  ---------   -----   -------------  ----
  I-1          78    $ 3,220,000    $  509,352   $ 203,741   40.00%                 6.32
                     $    41,282
  I-2         216    $10,500,000    $1,684,981   $ 815,269   48.38%                 6.23
                     $    48,611
  I-3          60    $ 3,100,000    $  364,500   $ 135,011   37.04%                 8.50
                     $    51,667                                         43.61%
  I-4         107    $ 9,150,000    $1,165,168   $ 407,809   35.00%                 7.85
                     $    85,514
  I-5          54    $ 2,100,000    $  294,066   $ 117,626   40.00%                 7.14
                     $    38,889

                                      EGIM

Low    High     Average   Median
---    ----     -------   ------
6.23   8.50      7.21      7.14

               VALUE ANALYSIS BASED ON EGIM's OF COMPARABLE SALES

Estimate EGIM                                6.30
Subject EGI                            $  982,757

Value                                  $6,191,368
  Less: Lease-Up Cost                 -$  205,000
  PV of Concessions                   -$  253,000
                                      -----------
Value Based on EGIM Analysis           $5,733,368
                             Rounded   $5,700,000

          Value Per Unit               $   46,721


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.61% before reserves. The comparable sales indicate a range of expense ratios from 35.00% to 48.38%, while their EGIMs range from 6.23 to 8.50. Overall, we conclude to an EGIM of 6.30, which results in an "as is" value estimate in the EGIM Analysis of $5,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $5,700,000.

Price Per Unit               $5,600,000
NOI Per Unit                 $5,800,000
EGIM Analysis                $5,700,000

Sales Comparison Conclusion  $5,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                          Unit Area   ----------------
       Unit Type          (Sq. Ft.)   Per Unit  Per SF  %Occupied
-----------------------   ---------   --------  ------  ---------
1Br/1Ba - Jr. 1 Bedroom      520       $  520   $ 1.00    77.8%
1Br/1Ba                      675       $  602   $ 0.89    60.8%
2Br/1Ba                      860       $  740   $ 0.86    65.6%
3Br/2 1/2Ba - Townhouse     1450       $1,049   $ 0.72    56.7%
3Br/2 1/2Ba - Sp.           1450       $1,049   $ 0.72    56.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                  RENT ANALYSIS

                                                                                    COMPARABLE RENTS
                                                               -----------------------------------------------------------
                                                                 R-1      R-2      R-3         R-4              R-5
                                                               -------  -------  -------  -------------  -----------------
                                                                                              The
                                                                                            Willows at
                                                                        Tanager             Printers         Courtyard
                                                              Dove Tree Meadows  Parkside     Park            Estates
                                                              -----------------  -------  -------------  -----------------
                                            SUBJECT   SUBJECT                     COMPARISON TO SUBJECT
                          SUBJECT UNIT       ACTUAL   ASKING   -----------------------------------------------------------
DESCRIPTION                   TYPE           RENT      RENT    Similar  Similar  Similar  Very Superior  Slightly Inferior
-----------------------  -----------------  -------   -------  -------  -------  -------  -------------  -----------------
Monthly Rent             1Br/1Ba - Jr. 1     $  520   $  499   $  525   $  525                $  710           $  480
Unit Area (SF)           BEDROOM                520      520      540      520                   637              500
Monthly Rent Per Sq. Ft.                     $ 1.00   $ 0.96   $ 0.97   $ 1.01                $ 1.11           $ 0.96

Monthly Rent             1Br/1Ba             $  602   $  599   $  600   $  600   $  650       $  765
Unit Area (SF)                                  675      675      720      700      650          726
Monthly Rent Per Sq. Ft.                     $ 0.89   $ 0.89   $ 0.83   $ 0.86   $ 1.00       $ 1.05

Monthly Rent             2Br/1Ba             $  740   $  745   $  720   $  720   $  778       $  935           $  605
Unit Area (SF)                                  860      860      970      965      850          987              750
Monthly Rent Per Sq. Ft.                     $ 0.86   $ 0.87   $ 0.74   $ 0.75   $ 0.91       $ 0.95           $ 0.81

Monthly Rent             3Br/2 1/2Ba -       $1,049   $1,069
Unit Area (SF)           TOWNHOUSE            1,450    1,450
Monthly Rent Per Sq. Ft.                     $ 0.72   $ 0.74

Monthly Rent             3Br/2 1/2Ba - Sp.   $1,049   $1,099                                  $1,300
Unit Area (SF)           TOWNHOUSE            1,450    1,450                                   1,288
Monthly Rent Per Sq. Ft.                     $ 0.72   $ 0.76                                  $ 1.01

DESCRIPTION                MIN      MAX    MEDIAN  AVERAGE
-----------------------   ------  ------   ------  -------
Monthly Rent              $  480  $  710   $  525  $   560
Unit Area (SF)               500     637      530      549
Monthly Rent Per Sq. Ft.  $ 0.96  $ 1.11   $ 0.99  $  1.01

Monthly Rent              $  600  $  765   $  625  $   654
Unit Area (SF)               650     726      710      699
Monthly Rent Per Sq. Ft.  $ 0.83  $ 1.05   $ 0.93  $  0.94

Monthly Rent              $  605  $  935   $  720  $   752
Unit Area (SF)               750     987      965      904
Monthly Rent Per Sq. Ft.  $ 0.74  $ 0.95   $ 0.81  $  0.83

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent              $1,300  $1,300   $1,300  $ 1,300
Unit Area (SF)             1,288   1,288    1,288    1,288
Monthly Rent Per Sq. Ft.  $ 1.01  $ 1.01   $ 1.01  $  1.01

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                        Market Rent
                                          Unit Area  ----------------    Monthly    Annual
       Unit Type         Number of Units  (Sq. Ft.)  Per Unit  Per SF    Income     Income
-----------------------  ---------------  ---------  --------  ------   --------  ----------
1Br/1Ba - Jr. 1 Bedroom         9             520    $    500  $ 0.96   $  4,500  $   54,000
1Br/1Ba                        51             675    $    600  $ 0.89   $ 30,600  $  367,200
2Br/1Ba                        32             860    $    720  $ 0.84   $ 23,040  $  276,480
3Br/2 1/2Ba - Townhouse        18           1,450    $  1,020  $ 0.70   $ 18,360  $  220,320
3Br/2 1/2Ba - Sp.              12           1,450    $  1,030  $ 0.71   $ 12,360  $  148,320
                                                                        --------  ----------
                                                               Total    $ 88,860  $1,066,320

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000             FISCAL YEAR 2001           FISCAL YEAR 2002
                            --------------------------   -------------------------   -------------------------
                                      ACTUAL                      ACTUAL                       ACTUAL
                            --------------------------   -------------------------   -------------------------
      DESCRIPTION              TOTAL        PER UNIT        TOTAL       PER UNIT        TOTAL       PER UNIT
-------------------------   -----------    -----------   -----------   -----------   -----------   -----------
Revenues
  Rental Income             $ 1,112,536    $     9,119   $ 1,168,388   $     9,577   $ 1,140,538   $     9,349

  Vacancy                   $    44,366    $       364   $    60,325   $       494   $   159,114   $     1,304
  Credit Loss/Concessions   $     8,708    $        71   $    27,115   $       222   $    38,604   $       316
                            ----------------------------------------------------------------------------------
    Subtotal                $    53,074    $       435   $    87,440   $       717   $   197,718   $     1,621

  Laundry Income            $     8,717    $        71   $    10,745   $        88   $     5,999   $        49
  Garage Revenue            $         0    $         0   $         0   $         0   $         0   $         0
  Other Misc. Revenue       $    40,746    $       334   $    59,107   $       484   $    21,157   $       173
                            ----------------------------------------------------------------------------------
    Subtotal Other Income   $    49,463    $       405   $    69,852   $       573   $    27,156   $       223
                            ----------------------------------------------------------------------------------
Effective Gross Income      $ 1,108,925    $     9,090   $ 1,150,800   $     9,433   $   969,976   $     7,951

Operating Expenses
  Taxes                     $    25,318    $       208   $    27,429   $       225   $    19,143   $       157
  Insurance                 $    10,869    $        89   $    15,654   $       128   $    16,725   $       137
  Utilities                 $    75,234    $       617   $    86,184   $       706   $    83,187   $       682
  Repair & Maintenance      $    27,367    $       224   $    26,546   $       218   $    29,288   $       240
  Cleaning                  $     8,808    $        72   $     8,635   $        71   $    30,085   $       247
  Landscaping               $    13,512    $       111   $    18,477   $       151   $    25,860   $       212
  Security                  $     3,609    $        30   $     2,275   $        19   $     1,026   $         8
  Marketing & Leasing       $    40,061    $       328   $    45,057   $       369   $    37,050   $       304
  General Administrative    $   190,389    $     1,561   $   181,256   $     1,486   $   111,395   $       913
  Management                $    56,397    $       462   $    70,123   $       575   $    47,075   $       386
  Miscellaneous            ($     3,035)  -$        25   $     1,339   $        11   $     1,773   $        15
                           -----------------------------------------------------------------------------------
Total Operating Expenses    $   448,529    $     3,676   $   482,975   $     3,959   $   402,607   $     3,300

  Reserves                  $         0    $         0   $         0   $         0   $         0   $         0
                            ----------------------------------------------------------------------------------
Net Income                  $   660,396    $     5,413   $   667,825   $     5,474   $   567,369   $     4,651

                                 FISCAL YEAR 2003             ANNUALIZED 2003
                            -------------------------   --------------------------
                                MANAGEMENT BUDGET               PROJECTION                     AAA PROJECTION
                            -------------------------   --------------------------   ---------------------------------
      DESCRIPTION              TOTAL        PER UNIT       TOTAL         PER UNIT       TOTAL        PER UNIT      %
-------------------------   -----------   -----------   -----------    -----------   -----------   -----------   -----
Revenues
  Rental Income             $ 1,107,000   $     9,074   $ 1,078,752    $     8,842   $ 1,066,320   $     8,740   100.0%

  Vacancy                   $   185,550   $     1,521   $   432,796    $     3,548   $   122,627   $     1,005    11.5%
  Credit Loss/Concessions   $         0   $         0   $    22,304    $       183   $    21,326   $       175     2.0%
                            -------------------------------------------------------------------------------------------
    Subtotal                $   185,550   $     1,521   $   455,100    $     3,730   $   143,953   $     1,180    13.5%

  Laundry Income            $    12,974   $       106   $     5,700    $        47   $    11,590   $        95     1.1%
  Garage Revenue            $         0   $         0   $         0    $         0   $         0   $         0     0.0%
  Other Misc. Revenue       $    52,496   $       430  ($     9,740)  -$        80   $    48,800   $       400     4.6%
                            -------------------------------------------------------------------------------------------
    Subtotal Other Income   $    65,470   $       537  ($     4,040)  -$        33   $    60,390   $       495     5.7%
                            -------------------------------------------------------------------------------------------

Effective Gross Income      $   986,920   $     8,090   $   619,612    $     5,079   $   982,757   $     8,055   100.0%

Operating Expenses
  Taxes                     $    23,525   $       193   $    25,888    $       212   $    23,790   $       195     2.4%
  Insurance                 $    18,698   $       153   $    17,976    $       147   $    18,300   $       150     1.9%
  Utilities                 $    81,332   $       667   $    63,960    $       524   $    81,740   $       670     8.3%
  Repair & Maintenance      $    38,706   $       317   $    90,088    $       738   $    35,380   $       290     3.6%
  Cleaning                  $         0   $         0   $    35,052    $       287   $    30,500   $       250     3.1%
  Landscaping               $    27,170   $       223   $     8,912    $        73   $    27,450   $       225     2.8%
  Security                  $         0   $         0   $       588    $         5   $     1,220   $        10     0.1%
  Marketing & Leasing       $    29,440   $       241   $    32,488    $       266   $    37,210   $       305     3.8%
  General Administrative    $   119,941   $       983   $   150,760    $     1,236   $   122,000   $     1,000    12.4%
  Management                $    56,476   $       463   $    32,060    $       263   $    49,138   $       403     5.0%
  Miscellaneous             $         0   $         0   $    13,716    $       112   $     1,830   $        15     0.2%
                            -------------------------------------------------------------------------------------------
Total Operating Expenses    $   395,288   $     3,240   $   471,488    $     3,865   $   428,558   $     3,513    43.6%

  Reserves                  $         0   $         0   $         0    $         0   $    24,400   $       200     5.7%
                            -------------------------------------------------------------------------------------------
Net Income                  $   591,632   $     4,849   $   148,124    $     1,214   $   529,799   $     4,343    53.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 13.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                    CAPITALIZATION RATES
             ----------------------------------
                GOING-IN            TERMINAL
             -------------      ---------------
              LOW     HIGH       LOW       HIGH
             ----    -----      ----      -----
RANGE        6.00%   10.00%     7.00%     10.00%
AVERAGE          8.14%               8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

              SUMMARY OF OVERALL
             CAPITALIZATION RATES
----------------------------------------------
COMP. NO. SALE DATE  OCCUP.  PRICE/UNIT   OAR
--------- ---------  ------  ----------  -----
   I-1    Jan-03      95%     $ 41,282    9.49%
   I-2    Jul-01      93%     $ 48,611    7.77%
   I-3    Apr-02      90%     $ 51,667    7.40%
   I-4    Jun-02      94%     $ 85,514    8.28%
   I-5    Sep-02      85%     $ 38,889    8.40%
                                   High   9.49%
                                   Low    7.40%
                                Average   8.27%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.25%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.25% indicates a value of $5,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

approximately 45% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN  APPRAISAL  ASSOCIATES,  INC.                   INCOME APPROACH PAGE 33
CITADEL  VILLAGE, COLORADO SPRINGS, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                                    CITADEL VILLAGE
-----------------------------------------------------------------------------------------------------------------------
               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                    1             2             3             4             5             6
------------------------------------   ----------    ----------    ----------    ----------    ----------    ----------
REVENUE
  Base Rent                            $1,066,320    $1,066,320    $1,076,983    $1,109,293    $1,142,571    $1,176,849
  Vacancy                              $  325,136    $  164,525    $  123,853    $  127,569    $  131,396    $  135,338
  Credit Loss                          $   21,326    $   21,326    $   21,540    $   22,186    $   22,851    $   23,537
  Concessions                          $  175,680    $  117,120    $        0    $        0    $        0    $        0
    Subtotal                           $  522,143    $  302,972    $  145,393    $  149,755    $  154,247    $  158,875
  Laundry Income                       $   11,590    $   11,590    $   11,706    $   12,057    $   12,419    $   12,791
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   48,800    $   48,800    $   49,288    $   50,767    $   52,290    $   53,858
    Subtotal Other Income              $   60,390    $   60,390    $   60,994    $   62,824    $   64,708    $   66,650
EFFECTIVE GROSS INCOME                 $  604,567    $  823,738    $  992,584    $1,022,362    $1,053,033    $1,084,624
OPERATING EXPENSES:
  Taxes                                $   23,790    $   24,504    $   25,239    $   25,996    $   26,776    $   27,579
  Insurance                            $   18,300    $   18,849    $   19,414    $   19,997    $   20,597    $   21,215
  Utilities                            $   81,740    $   84,192    $   86,718    $   89,320    $   91,999    $   94,759
  Repair & Maintenance                 $   35,380    $   36,441    $   37,535    $   38,661    $   39,821    $   41,015
  Cleaning                             $   30,500    $   31,415    $   32,357    $   33,328    $   34,328    $   35,358
  Landscaping                          $   27,450    $   28,274    $   29,122    $   29,995    $   30,895    $   31,822
  Security                             $    1,220    $    1,257    $    1,294    $    1,333    $    1,373    $    1,414
  Marketing & Leasing                  $   37,210    $   38,326    $   39,476    $   40,660    $   41,880    $   43,137
  General Administrative               $  122,000    $  125,660    $  129,430    $  133,313    $  137,312    $  141,431
  Management                           $   30,228    $   41,187    $   49,629    $   51,118    $   52,652    $   54,231
  Miscellaneous                        $    1,830    $    1,885    $    1,941    $    2,000    $    2,060    $    2,121
TOTAL OPERATING EXPENSES               $  409,648    $  431,990    $  452,156    $  465,721    $  479,692    $  494,083
  Reserves                             $   24,400    $   25,132    $   25,886    $   26,663    $   27,462    $   28,286
NET OPERATING INCOME                   $  170,519    $  366,617    $  514,543    $  529,979    $  545,878    $  562,254
  Operating Expense Ratio (% of EGI)         67.8%         52.4%         45.6%         45.6%         45.6%         45.6%
  Operating Expense Per Unit           $    3,358    $    3,541    $    3,706    $    3,817    $    3,932    $    4,050

                                             CITADEL VILLAGE
---------------------------------------------------------------------------------------------------------
               YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                    7             8             9             10           11
------------------------------------   ----------    ----------    ----------    ----------    ----------
REVENUE
  Base Rent                            $1,212,154    $1,248,519    $1,285,974    $1,324,553    $1,364,290
  Vacancy                              $  139,398    $  143,580    $  147,887    $  152,324    $  156,893
  Credit Loss                          $   24,243    $   24,970    $   25,719    $   26,491    $   27,286
  Concessions                          $        0    $        0    $        0    $        0    $        0
    Subtotal                           $  163,641    $  168,550    $  173,607    $  178,815    $  184,179
  Laundry Income                       $   13,175    $   13,570    $   13,977    $   14,397    $   14,829
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   55,474    $   57,138    $   58,852    $   60,618    $   62,437
    Subtotal Other Income              $   68,649    $   70,709    $   72,830    $   75,015    $   77,265
EFFECTIVE GROSS INCOME                 $1,117,162    $1,150,677    $1,185,198    $1,220,754    $1,257,376
OPERATING EXPENSES:
  Taxes                                $   28,407    $   29,259    $   30,136    $   31,041    $   31,972
  Insurance                            $   21,851    $   22,507    $   23,182    $   23,877    $   24,594
  Utilities                            $   97,602    $  100,530    $  103,546    $  106,652    $  109,852
  Repair & Maintenance                 $   42,246    $   43,513    $   44,818    $   46,163    $   47,548
  Cleaning                             $   36,419    $   37,511    $   38,636    $   39,796    $   40,989
  Landscaping                          $   32,777    $   33,760    $   34,773    $   35,816    $   36,891
  Security                             $    1,457    $    1,500    $    1,545    $    1,592    $    1,640
  Marketing & Leasing                  $   44,431    $   45,764    $   47,137    $   48,551    $   50,007
  General Administrative               $  145,674    $  150,045    $  154,546    $  159,182    $  163,958
  Management                           $   55,858    $   57,534    $   59,260    $   61,038    $   62,869
  Miscellaneous                        $    2,185    $    2,251    $    2,318    $    2,388    $    2,459
TOTAL OPERATING EXPENSES               $  508,905    $  524,173    $  539,898    $  556,095    $  572,778
  Reserves                             $   29,135    $   30,009    $   30,909    $   31,836    $   32,792
NET OPERATING INCOME                   $  579,122    $  596,496    $  614,391    $  632,822    $  651,807
  Operating Expense Ratio (% of EGI)         45.6%         45.6%         45.6%         45.6%         45.6%
  Operating Expense Per Unit           $    4,171    $    4,296    $    4,425    $    4,558    $    4,695

Estimated Stabilized NOI     $529,799     Sales Expense Rate                2.00%
Months to Stabilized               20     Discount Rate                    11.25%
Stabilized Occupancy             88.5%    Terminal Cap Rate                 9.25%

Gross Residual Sale Price  $ 7,046,563    Deferred Maintenance        $        0
  Less: Sales Expense      $   140,931    Add: Excess Land            $        0
                           -----------
Net Residual Sale Price    $ 6,905,632    Other Adjustments           $        0
                                                                      ----------
PV of Reversion            $ 2,377,953    Value Indicated By "DCF"    $5,347,864
Add: NPV of NOI            $ 2,969,911                    Rounded     $5,300,000
                           -----------
PV Total                   $ 5,347,864

                         "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                            --------------------------------------------------------------
TOTAL VALUE                   10.75%       11.00%       11.25%       11.50%       11.75%
-----------------    ----   ----------   ----------   ----------   ----------   ----------
                     8.75%  $5,677,891   $5,579,737   $5,483,747   $5,389,865   $5,298,038
                     9.00%  $5,604,845   $5,508,320   $5,413,918   $5,321,586   $5,231,272
TERMINAL CAP RATE    9.25%  $5,535,748   $5,440,763   $5,347,864   $5,256,998   $5,168,114
                     9.50%  $5,470,287   $5,376,761   $5,285,286   $5,195,809   $5,108,280
                     9.75%  $5,408,183   $5,316,042   $5,225,917   $5,137,758   $5,051,515

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 62% occupied, below our stabilized occupancy projection. We have estimated a 20-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $205,000 as shown in the following table.

        DESCRIPTION                     YEAR 1          YEAR 2
-------------------------------        --------        --------
"As Is" Net Operating Income           $170,519        $366,617
Stabilized Net Operating Income        $362,903        $406,420
                                       --------        --------
Difference                             $192,384        $ 39,804

PV of Income Loss During Lease-Up      $205,090

                         Rounded       $205,000
                                       --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $253,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                 CITADEL VILLAGE

                                                     TOTAL        PER SQ. FT.  PER UNIT  %OF EGI
                                                  -----------     ----------   --------  -------
REVENUE
    Base Rent                                     $ 1,066,320     $     9.68   $  8,740
    Less: Vacancy & Collection Loss      13.50%   $   143,953     $     1.31   $  1,180
    Plus: Other Income
        Laundry Income                            $    11,590     $     0.11   $     95   1.18%
        Garage Revenue                            $         0     $     0.00   $      0   0.00%
        Other Misc. Revenue                       $    48,800     $     0.44   $    400   4.97%
            Subtotal Other Income                 $    60,390     $     0.55   $    495   6.14%
EFFECTIVE GROSS INCOME                            $   982,757     $     8.92   $  8,055
OPERATING EXPENSES:
    Taxes                                         $    23,790     $     0.22   $    195   2.42%
    Insurance                                     $    18,300     $     0.17   $    150   1.86%
    Utilities                                     $    81,740     $     0.74   $    670   8.32%
    Repair & Maintenance                          $    35,380     $     0.32   $    290   3.60%
    Cleaning                                      $    30,500     $     0.28   $    250   3.10%
    Landscaping                                   $    27,450     $     0.25   $    225   2.79%
    Security                                      $     1,220     $     0.01   $     10   0.12%
    Marketing & Leasing                           $    37,210     $     0.34   $    305   3.79%
    General Administrative                        $   122,000     $     1.11   $  1,000  12.41%
    Management                           5.00%    $    49,138     $     0.45   $    403   5.00%
    Miscellaneous                                 $     1,830     $     0.02   $     15   0.19%
TOTAL OPERATING EXPENSES                          $   428,558     $     3.89   $  3,513  43.61%

    Reserves                                      $    24,400     $     0.22   $    200   2.48%

NET OPERATING INCOME                              $   529,799     $     4.81   $  4,343  53.91%

    "GOING IN" CAPITALIZATION RATE                       8.75%

    VALUE INDICATION                              $ 6,054,845     $    54.98   $ 49,630

    LESS: LEASE-UP COST                          ($   205,000)
    PV OF CONCESSIONS                            ($   253,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)          $ 5,596,845

                                ROUNDED           $ 5,600,000     $    50.85   $ 45,902

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE     ROUNDED    $/UNIT    $/SF
--------   ----------  ----------  -------  ------
  8.00%    $6,164,487  $6,200,000  $50,820  $56.30
  8.25%    $5,963,806  $6,000,000  $49,180  $54.48
  8.50%    $5,774,929  $5,800,000  $47,541  $52.67
  8.75%    $5,596,845  $5,600,000  $45,902  $50.85
  9.00%    $5,428,655  $5,400,000  $44,262  $49.04
  9.25%    $5,269,556  $5,300,000  $43,443  $48.13
  9.50%    $5,118,831  $5,100,000  $41,803  $46.31

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $5,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $5,300,000
Direct Capitalization Method     $5,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $5,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                Not Utilized
Sales Comparison Approach                    $  5,700,000
Income Approach                              $  5,400,000
Reconciled Value                             $  5,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 15, 2003 the market value of the fee simple estate in the property is:

                                   $5,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                         [PICTURE]

EXTERIOR - APARTMENT BUILDING                     EXTERIOR - OFFICE & LANDSCAPE

          [PICTURE]                                         [PICTURE]

     INTERIOR - GYM ROOM                            INTERIOR - APARTMENT UNIT

          [PICTURE]                                         [PICTURE]

  INTERIOR - APARTMENT UNIT                         INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                     [PICTURE]

      EXTERIOR - POOL AREA                  EXTERIOR - PAVED INLINE SKATING AREA

           [PICTURE]                                     [PICTURE]

 EXTERIOR - APARTMENT BUILDING                   EXTERIOR - PLAYGROUND AREA

           [PICTURE]                                     [PICTURE]

INTERIOR - TYPICAL LAUNDRY ROOM                EXTERIOR - LANDSCAPING PICTURE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1                            COMPARABLE I-2

       CEDAR CREST                               COLONY HILLS
     2010 Carmel Drive                        3950 Patrick Drive
Colorado Springs, Colorado                Colorado Springs, Colorado

      COMPARABLE I-3                            COMPARABLE I-4

       PARK MEADOWS                             CHEYENNE CREEK
 970 Mount Werner Circle                     115 W Cheyenne Road
Colorado Springs, Colorado                Colorado Springs, Colorado

      COMPARABLE I-5

          DAKOTA
   1224 Delaware Drive
Colorado Springs, Colorado

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
            DESCRIPTION                                   SUBJECT                                        R - 1
-------------------------------------   ------------------------------------------    ------------------------------------------
  Property Name                         Citadel Village                               Dove Tree
  Management Company                    AIMCO                                         Sevo Miller
LOCATION:
  Address                               913 N. Chelton Rd.                            255 Lionstone Drive
  City, State                           Colorado Springs, Colorado                    Colorado Springs, Colorado
  County                                El Paso County                                El Paso County
  Proximity to Subject                                                                Approx. 1 mile southeast of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                110,125
  Year Built                            1974                                          1980
  Effective Age                         23                                            20
  Building Structure Type
  Parking Type (Gr., Cov., etc.)        Open                                          Open
  Number of Units                       122                                           N/A
  Unit Mix:                                       Type           Unit  Qty.   Mo.              Type           Unit  Qty.    Mo.
                                        1    1Br/1Ba - Jr. 1 Bd    520   9  $  520    1     1Bd/1Ba           540          $525
                                        2    1Br/1Ba               675  51  $  602    2     1Bd/1Ba           720          $600
                                        3    2Br/1Ba               860  32  $  740    3     2Bd/2Ba           970          $720
                                        4    3Br/2 1/2Ba - TH    1,450  18  $1,049
                                        5    3Br/2 1/2Ba - Sp.   1,450  12  $1,049

  Average Unit Size (SF)                903
  Unit Breakdown:                         Efficiency             2-Bedroom               Efficiency            2-Bedroom
                                          1-Bedroom              3-Bedroom               1-Bedroom             3-Bedroom
CONDITION:                              Good                                          Good
APPEAL:                                 Good                                          Good
AMENITIES:
  Unit Amenities                             Attach. Garage        Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                                          X  Balcony                                    X   Balcony
                                          X  Fireplace                                  X   Fireplace
                                          X  Cable TV Ready                             X   Cable TV Ready
  Project Amenities                       X  Swimming Pool                              X   Swimming Pool
                                             Spa/Jacuzzi           Car Wash             X   Spa/Jacuzzi          Car Wash
                                             Basketball Court      BBQ Equipment            Basketball Court     BBQ Equipment
                                             Volleyball Court      Theater Room             Volleyball Court     Theater Room
                                          X  Sand Volley Ball      Meeting Hall             Sand Volley Ball     Meeting Hall
                                             Tennis Court          Secured Parking          Tennis Court         Secured Parking
                                             Racquet Ball      X   Laundry Room             Racquet Ball       X Laundry Room
                                             Jogging Track         Business Office          Jogging Track        Business Office
                                          X  Gym Room                                   X   Gym Room
                                          X  Inline skating area                            Inline skating area
OCCUPANCY:                              62%                                           88%
LEASING DATA:
  Available Leasing Terms               6-12 month lease                              6-12 month leases
  Concessions                           1 month free and $50-120 off each month       $1 move-in, $100 off each month
  Pet Deposit                           $150 per pet                                  $400 for dog and $10/month rent
  Utilities Paid by Tenant:               X  Electric          X   Natural Gas          X   Electric           X Natural Gas
                                          X  Water             X   Trash                    Water                Trash
  Confirmation                                                                        Leasing Agent
  Telephone Number                                                                    719-574-1672
NOTES:

  COMPARISON TO SUBJECT:                                                              Similar

                                                        COMPARABLE                                      COMPARABLE
            DESCRIPTION                                   R - 2                                           R - 3
-------------------------------------   ------------------------------------------   -------------------------------------------
  Property Name                         Tanager Meadows                              Parkside
  Management Company                    Sevo Miller                                  Sares-Regis Group
LOCATION:
  Address                               1432 Sandalwood Drive                        2505 East Pikes Peak Avenue
  City, State                           Colorado Springs, Colorado                   Colorado Springs, Colorado
  County                                El Paso County                               El Paso County
  Proximity to Subject                  Approx. 2 1/2 miles south of subject         1 mile southwest of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                            1980                                         1984
  Effective Age                         20                                           15
  Building Structure Type
  Parking Type (Gr., Cov., etc.)        Open                                         Covered and Open
  Number of Units                       N/A                                          268
  Unit Mix:                                    Type             Unit  Qty.   Mo.           Type               Unit  Qty.    Mo.
                                        1    1Bd/1Ba            520         $525     2   1Br/1Ba              650          $650
                                        2    1Bd/1Ba            700         $600     3   2Br/1Ba              800          $760
                                        3    2Bd/2Ba            965         $720     3   2Br/2Ba              900          $795


  Average Unit Size (SF)
  Unit Breakdown:                          Efficiency           2-Bedroom               Efficiency            2-Bedroom
                                           1-Bedroom            3-Bedroom               1-Bedroom             3-Bedroom
CONDITION:                              Good                                         Very Good
APPEAL:                                 Good                                         Very Good
AMENITIES:
  Unit Amenities                             Attach. Garage        Vaulted Ceiling       Attach. Garage          Vaulted Ceiling
                                         X   Balcony                                  X  Balcony
                                         X   Fireplace                                X  Fireplace
                                         X   Cable TV Ready                           X  Cable TV Ready
  Project Amenities                      X   Swimming Pool                            X  Swimming Pool
                                         X   Spa/Jacuzzi           Car Wash           X  Spa/Jacuzzi             Car Wash
                                             Basketball Court      BBQ Equipment      X  Basketball Court        BBQ Equipment
                                             Volleyball Court      Theater Room          Volleyball Court        Theater Room
                                             Sand Volley Ball      Meeting Hall       X  Sand Volley Ball        Meeting Hall
                                             Tennis Court          Secured Parking    X  Tennis Court          X Secured Parking
                                             Racquet Ball        X Laundry Room          Racquet Ball          X Laundry Room
                                             Jogging Track         Business Office       Jogging Track           Business Office
                                         X   Gym Room                                 X  Gym Room
                                             Inline skating area                         Inline skating area
OCCUPANCY:                              79%                                          90%
LEASING DATA:
  Available Leasing Terms               6-12 month leases                            6-12 month leases
  Concessions                           $50 off/mo. With 6 mo., $100 off w/ 12 mo.   $100-200 off each month with 12 month lease
  Pet Deposit                           $400 for dog and $10/month rent              $200 for 1 pet, $300 for 2 pets
  Utilities Paid by Tenant:              X   Electric            X Natural Gas        X     Electric           X Natural Gas
                                             Water                 Trash              X     Water              X Trash
  Confirmation                          Leasing Agent                                Leasing agent
  Telephone Number                      719-570-7117                                 719-632-2505
NOTES:                                  Management pays for cable TV                 All units have W/D hookups
                                                                                     1 covered parking per unit
  COMPARISON TO SUBJECT:                Similar                                      Similar

                                                             COMPARABLE                                   COMPARABLE
            DESCRIPTION                                        R - 4                                         R - 5
-------------------------------------   ---------------------------------------------   --------------------------------------------
  Property Name                         The Willows at Printers Park                    Courtyard Estates
  Management Company
LOCATION:
  Address                               2205 Willow Tree Grove                          4370 East Pikes Peak Avenue
  City, State                           Colorado Springs, Colorado                      Colorado Springs, Colorado
  County                                El Paso County                                  El Paso County
  Proximity to Subject                  2 miles east of subject                         Approx. 1 mile southeast of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                            2000                                            1975
  Effective Age                         2                                               25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)        Garage and Open                                 Open
  Number of Units                       220                                             176
  Unit Mix:                                    Type               Unit  Qty.   Mo.            Type                Unit  Qty.   Mo.
                                        1    1Bd/1Ba               637       $  710     1    1Bd/1Ba              500         $480
                                        2    1Bd/1Ba               726       $  765     3    2Bd/1Ba              750         $605
                                        3    2Bd/1Ba               932       $  885
                                        3    2Bd/2Ba             1,042       $  985
                                        5    3Bd/2Ba             1,288       $1,300

  Average Unit Size (SF)
  Unit Breakdown:                           Efficiency           2-Bedroom                  Efficiency            2-Bedroom
                                            1-Bedroom            3-Bedroom                  1-Bedroom             3-Bedroom
CONDITION:                              Average                                         Average
APPEAL:                                 Average                                         Average
AMENITIES:
  Unit Amenities                             Attach. Garage     X     Vaulted Ceiling        Attach. Garage          Vaulted Ceiling
                                          X  Balcony                                         Balcony
                                          X  Fireplace                                       Fireplace
                                          X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities                       X  Swimming Pool                                X  Swimming Pool
                                          X  Spa/Jacuzzi              Car Wash            X  Spa/Jacuzzi             Car Wash
                                             Basketball Court   X     BBQ Equipment          Basketball Court        BBQ Equipment
                                             Volleyball Court   X     Theater Room           Volleyball Court        Theater Room
                                             Sand Volley Ball   X     Meeting Hall           Sand Volley Ball        Meeting Hall
                                             Tennis Court             Secured Parking        Tennis Court            Secured Parking
                                             Racquet Ball             Laundry Room           Racquet Ball       X    Laundry Room
                                             Jogging Track      X     Business Office        Jogging Track           Business Office
                                          X  Gym Room                                        Gym Room
                                             Inline skating area                             Inline skating area
OCCUPANCY:                              87%                                             88%
LEASING DATA:
  Available Leasing Terms               6-12 month leases                               6-12 month leases
  Concessions                           2 mo. free w/13 mo. lease,3 free w/15 mo. Lease $1 deposit, 1 month free,$25-50 off each mo.
  Pet Deposit                           $250                                            none required
  Utilities Paid by Tenant:               X  Electric           X     Natural Gas         X  Electric           X    Natural Gas
                                             Water                    Trash                  Water                   Trash
  Confirmation                          Leasing agent                                   Leasing Agent
  Telephone Number                      719-578-8333                                    719-597-4949
NOTES:                                  All units have full-size W/D
                                        $40 per month for garage

  COMPARISON TO SUBJECT:                Very Superior                                   Slightly Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1                                    COMPARABLE R-2

        DOVE TREE                                       TANAGER MEADOWS
   255 Lionstone Drive                               1432 Sandalwood Drive
Colorado Springs, Colorado                         Colorado Springs, Colorado

        [PICTURE]                                           [PICTURE]

       COMPARABLE R-3                                    COMPARABLE R-4

          PARKSIDE                                THE WILLOWS AT PRINTERS PARK
2505 East Pikes Peak Avenue                          2205 Willow Tree Grove
Colorado Springs, Colorado                         Colorado Springs, Colorado

        [PICTURE]                                           [PICTURE]

      COMPARABLE R-5

     COURTYARD ESTATES
4370 East Pikes Peak Avenue
Colorado Springs, Colorado

        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

     The statements of fact contained in this report are true and correct.

     The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

     American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

     Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

     The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

     The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

     I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                           -s- Douglas Needham
                                           ------------------------
                                             Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                             Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                                    DOUGLAS A. NEEDHAM, MAI
                           MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Needham has appraised all types of major
                           commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

  Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION                  Texas A&M University
                           Bachelor of Business Administration - Finance

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30943

                           State of California, Certified General Real Estate Appraiser, #AG025443

                           State of Colorado, Certified General Appraiser, #CG40017035

                           State of Oregon, Certified General Appraiser,
                           #C000686

                           State of Washington, Certified General Real Estate Appraiser, #1101111

PROFESSIONAL
AFFILIATIONS               Appraisal Institute, MAI Designated Member

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

VALUATION AND              Appraisal Institute
SPECIAL COURSES              Advanced Income Capitalization
                             Appraisal Principles
                             Appraisal Procedures
                             Basic Income Capitalization
                             Standards of Professional Practice

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AMERICAN APPRAISAL ASSOCIATES, INC.
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
CITADEL VILLAGE, COLORADO SPRINGS, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.